UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                         NORTHERN ORION RESOURCES, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    665575106
                                 (CUSIP Number)


                               December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[ X ] Rule 13d-1(c)

[   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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CUSIP No. 665575106

1.  NAMES OF REPORTING PERSONS: Frank E. Holmes

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) [ ]    (b) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION: Canada

NUMBER OF           5. SOLE VOTING POWER:                        0
SHARES
BENEFICIALLY        6. SHARED VOTING POWER:             12,572,400 shares
                                                         4,564,000 CW08 warrants
                                                           356,500 CW10 warrants
OWNED BY
EACH                7. SOLE DISPOSITIVE POWER:                   0
REPORTING
PERSON WITH         8. SHARED DISPOSITIVE POWER:        12,572,400 shares
                                                         4,564,000 CW08 warrants
                                                           356,500 CW10 warrants

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON:                                   12,572,400 shares
                                                         4,564,000 CW08 warrants
                                                           356,500 CW10 warrants

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES                                           [    ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                11.4%

12. TYPE OF REPORTING PERSON                                              HC





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CUSIP No. 665575106

1.  NAMES OF REPORTING PERSONS: U.S. Global Investors, Inc.

    I.R.S.   IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) [ ]  (b) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION: Commonwealth of Massachusetts

NUMBER OF          5. SOLE VOTING POWER:                         0
SHARES
BENEFICIALLY       6. SHARED VOTING POWER:              12,572,400 shares
                                                         4,564,000 CW08 warrants
                                                           356,500 CW10 warrants
OWNED BY
EACH               7. SOLE DISPOSITIVE POWER:                    0
REPORTING
PERSON WITH        8. SHARED DISPOSITIVE POWER:         12,572,400 shares
                                                         4,564,000 CW08 warrants
                                                           356,500 CW10 warrants

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON:                                   12,572,400 shares
                                                         4,564,000 CW08 warrants
                                                           356,500 CW10 warrants

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES                               [    ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    11.4%

12. TYPE OF REPORTING PERSON                                  IA



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CUSIP No. 665575106

1.  NAMES OF REPORTING PERSONS:
    U.S. Global Investors World Precious Minerals Fund

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) [ ] (b)  [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION: Commonwealth of Massachusetts

NUMBER OF          5. SOLE VOTING POWER:                 7,422,000 shares
SHARES                                                   2,887,550 CW08 warrants
BENEFICIALLY                                               176,500 CW10 warrants

OWNED BY           6. SHARED VOTING POWER:                     0
EACH
REPORTING          7. SOLE DISPOSITIVE POWER:            7,422,000 shares
                                                         2,887,550 CW08 warrants
                                                           176,500 CW10 warrants
PERSON
WITH               8. SHARED DISPOSITIVE POWER:                0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON:                                    7,422,000 shares
                                                         2,887,550 CW08 warrants
                                                           176,500 CW10 warrants

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES                               [    ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      6.9%

12. TYPE OF REPORTING PERSON                                  IV





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

ITEM 1.

(a) NAME OF ISSUER: Northern Orion Resources, Inc.

(b) ADDRESS OF ISSUER'S
    PRINCIPAL EXECUTIVE OFFICES:  1075 West Georgia Street, Suite 250
                                  Vancouver, B.C.
                                  Canada V6E3C9
ITEM 2.

(a) NAME OF PERSON FILING:        Frank E. Holmes
(b) ADDRESS OF PRINCIPAL          7900 Callaghan Road
    BUSINESS OFFICE               San Antonio, Texas 78229
(c) CITIZENSHIP:                  Canada

(a) NAME OF PERSON FILING:        U.S. Global Investors, Inc. ("USGI")
(b) ADDRESS OF PRINCIPAL          7900 Callaghan Road
    BUSINESS OFFICE:              San Antonio, Texas 78229
(c) CITIZENSHIP:                  Texas

(a) NAME OF PERSON FILING:        U.S. Global Investors World Precious Minerals
                                  Fund("WPMF")
(b) ADDRESS OF PRINCIPAL:         7900 Callaghan Road
    BUSINESS OFFICE               San Antonio, Texas 78229
(c) CITIZENSHIP:                  Commonwealth Massachusetts

(d) TITLE OF CLASS OF SECURITIES: Common Stock (no par value)("Shares")

(e) CUSIP NUMBER:                 665575106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 17 CFR ss.240.13d-1(b) OR ss.240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [X] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [X] An investment adviser in accordance with 17 CFR 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with 17 CFR ss.240.13d-1(b)(1)(ii)(F);

(g) [X] A parent holding company or control person in accordance with 17 CFR ss.240.13d-(1)(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with 17 CFR ss.240.13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP.

The responses to Items 5-11 of the respective cover pages of Mr. Holmes, USGI, and WPMF are hereby incorporated by reference in response to Items 4(a)-(c).

WPMF, a registered investment company under the Investment Company Act of 1940, is the direct holder of 7,422,000 Shares, 2,887,550 CW08 warrants, and 176,500 CW10 warrants. USGI, a registered investment adviser under the Investment Advisors Act of 1940, is the manager of WPMF. USGI is also the manager of other registered investment companies (the"Funds") that hold in the aggregate 12,572,400 Shares, 4,564,000 CW08 warrants, and 356,500 CW10 warrants, none of which individually owns greater than five percent of the Shares. Mr. Holmes is the chief executive officer and controlling shareholder of USGI. Because of their direct and indirect control of the investment and voting decisions of WPMF and the other Funds, USGI and Mr. Holmes may be deemed the beneficial owners of the Shares, but disclaim such beneficial ownership except to the extent of their pecuniary interest in the Shares.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 4 above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2006.

                                 FRANK E. HOLMES

                                 /s/Susan B. McGee, Power of Attorney
                                 ------------------
                                 (Signature)  Susan B. McGee, Power of Attorney


                                 U.S. GLOBAL INVESTORS INC.
                                 By:  Frank E. Holmes
                                      Chief Executive Officer

                                 /s/Susan B. McGee, Power of Attorney
                                 ------------------
                                 (Signature) Susan B. McGee, Power of Attorney


                                 U.S. GLOBAL INVESTORS WORLD
                                 PRECIOUS MINERALS FUND

                                 By: Frank E. Holmes
                                     President/Chief Executive Officer

                                 /s/Susan B. McGee, Power of Attorney
                                 ------------------
                                (Signature) Susan B. McGee, Power of Attorney

                                    Exhibit A


                             Joint Filing Agreement


     We,  the  undersigned,  hereby  express  our  agreement  that the  attached
Schedule 13G, and any amendments thereto, is filed jointly on behalf of each of us pursuant to Rule 13d-1(k) of the Exchange Act.

Dated as of:  February 13, 2006.


                                 FRANK E. HOLMES

                                 /s/Susan B. McGee, Power of Attorney
                                 ------------------
                                 (Signature) Susan B. McGee, Power of Attorney


                                 U.S. GLOBAL INVESTORS INC.
                                 By: Frank E. Holmes
                                     Chief Executive Officer

                                 /s/Susan B. McGee, Power of Attorney
                                 ------------------
                                (Signature) Susan B. McGee, Power of Attorney


                                  U.S. GLOBAL INVESTORS WORLD PRECIOUS
                                  MINERALS FUND
                                  By: Frank E. Holmes
                                      President/Chief Executive Officer

                                 /s/Susan B. McGee, Power of Attorney
                                 ------------------
                                (Signature) Susan B. McGee, Power of Attorney